UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Information Statement Pursuant to Rules 13d-1 and 13d-2
Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Harrington West Financial Group, Inc.
(Name of Issuer)
Common Stock $0.01 par value per share
(Title of Class of Securities)
41383L 10 4
(CUSIP Number)
December 31, 2005
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Page 1 of 5 Pages

CUSIP No.	41383L 10 4	13G	Page	2	of	5

1	NAMES OF REPORTING PERSONS: Craig J. Cerny

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	USA

	5	SOLE VOTING POWER:

NUMBER OF		570,854

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		103,458

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		570,854

WITH:	8	SHARED DISPOSITIVE POWER:

		103,458

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	674,312

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	12.52%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	41383L 10 4	13G	Page	3	of	5

Item 1(a):	Name of Issuer

Harrington West Financial Group, Inc.

Item 1(b):	Address of Issuer’s Principal Executive Offices
610 Alamo Pintado Road
Solvang, CA 93463

Item 2(a):	Name of Person Filing

Craig J. Cerny

Item 2(b):	Address of Principal Business Office

14100 N. Northsight Boulevard
Scottsdale, AZ 85260

Item 2(c):	Citizenship

USA

Item 2(d):	Title of Class of Securities

Common Stock $0.01 par value per share

Item 2(e):	CUSIP Number

41383L 10 4

Item 3:	This statement is not filed pursuant to Rules 13d-1(b) or 13d-2, and therefore this item is not applicable.

Item 4:	Ownership
(a)	Amount Beneficially Owned:

674,312 shares

(b)	Percent of Class

12.52%

CUSIP No.	41383L 10 4	13G	Page	4	of	5
Number of Shares as to Which Such Person Has:
(i)	Sole power to vote or direct the vote:

570,854 Shares

(ii)	Shared power to vote or direct the vote

103,458

(iii)	Sole power to dispose or to direct the disposition of:

570,854 Shares

(iv)	Shared power to dispose or to direct the disposition of:

103,458

Item 5:	Ownership of Five Percent or Less of a Class

If this statement is being to report the fact that as of Date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. ☐

Item 6:	Ownership of Not More Than Five Percent on Behalf of Another Person

XXXXX XXXXX XXXX XXXXXXXX XX XXXX XXXX.

Item 7:	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported by the Parent Holding Company

N/A.

Item 8:	Identification and Classification of Members of the Group

N/A

Item 9:	Notice of Dissolution of Group

N/A

Item 10:	Certification

N/A

CUSIP No.	41383L 10 4	13G	Page	5	of	5
SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the statement is true, complete and correct.

February 22, 2006	By:	/s/ CRAIG J. CERNY
Craig J. Cerny
Chairman and CEO Harrington West Financial Group, Inc.